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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        THE SANTA CRUZ OPERATION, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                                 [LOGO OF SCO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD FEBRUARY 17, 1998

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE SANTA CRUZ OPERATION, INC., a California corporation (the "Company"), will be held on Tuesday, February 17, 1998, at 3:00 p.m., local time, at the Cocoanut Grove Banquet and Conference Center, located at 400 Beach Street, Santa Cruz, California, 95060, for the following purposes:

  1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

  2. To approve an amendment to the Company's 1994 Incentive Stock Option Plan (the "Option Plan") to increase the number of shares reserved for issuance under the Option Plan by 2,000,000 shares.

  3. To approve an amendment to the Company's 1993 Director Option Plan (the "Director Plan") to increase the number of shares reserved for issuance under the Director Plan by 200,000 shares.

  4. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares reserved for issuance under the Purchase Plan by 750,000 shares.

  5. To ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the fiscal year ending September 30, 1998.

  6. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on December 31, 1997 are entitled to notice of and to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                          Sincerely,

                                          Steven M. Sabbath
                                          Secretary

Santa Cruz, California
January 16, 1998

                            YOUR VOTE IS IMPORTANT.
  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN
                         IT IN THE ENCLOSED ENVELOPE.

                        THE SANTA CRUZ OPERATION, INC.

                           PROXY STATEMENT FOR 1998
                        ANNUAL MEETING OF SHAREHOLDERS

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed Proxy is solicited on behalf of the Board of Directors of THE SANTA CRUZ OPERATION, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held Tuesday, February 17, 1998, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Cocoanut Grove Banquet and Conference Center, 400 Beach Street, Santa Cruz, California, 95060. The Company's principal executive offices are located at 400 Encinal Street, Santa Cruz, California, 95061-1900, and its telephone number at that location is (408) 425-7222.

  These proxy solicitation materials and the Annual Report to Shareholders for the year ended September 30, 1997, including financial statements, were first mailed on or about January 16, 1998 to all shareholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

  Shareholders of record at the close of business on December 31, 1997 (the "Record Date"), are entitled to notice of and to vote at the meeting. At the Record Date, 36,167,625 shares of the Company's Common Stock, no par value, were issued and outstanding. No shares of the Company's authorized Preferred Stock were outstanding.

  The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of the Record Date as to (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of its Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

                                                    COMMON STOCK APPROXIMATE
       FIVE PERCENT SHAREHOLDERS, DIRECTORS         BENEFICIALLY PERCENTAGE
          AND CERTAIN EXECUTIVE OFFICERS               OWNED      OWNED(1)
       ------------------------------------         ------------ -----------
Novell, Inc........................................  6,127,500      16.9%
 North Technology Way
 Orem, Utah 84057-2399
Microsoft Corporation..............................  4,217,606      11.7%
 16011 N.E. 36th Way, Box 97017
 Redmond, Washington 98073-9717
Douglas L. Michels(2)..............................  4,041,399      11.2%
 c/o The Santa Cruz Operation, Inc.
 400 Encinal Street
 Santa Cruz, California 95061-1900
Lawrence Michels(3)................................  3,149,992       8.7%
 30376 Snowbird Lane
 Evergreen, Colorado 80439
Alok Mohan(4)......................................    283,473         *
Robert M. McClure(5)...............................     81,832         *

                                                    COMMON STOCK APPROXIMATE
       FIVE PERCENT SHAREHOLDERS, DIRECTORS         BENEFICIALLY PERCENTAGE
          AND CERTAIN EXECUTIVE OFFICERS               OWNED      OWNED(1)
       ------------------------------------         ------------ -----------
Gilbert P. Williamson(6)...........................     78,500         *
Jean-Francois Heitz(7).............................     63,500         *
R. Duff Thompson(8)................................     37,000         *
Ninian Eadie(9)....................................     35,000         *
Ronald Lachman(10).................................    115,900         *
Enzo Torresi(11)...................................     44,500         *
Glenn Ricart.......................................        -0-         *
Edwin Adams(12)....................................     98,141         *
Scott McGregor(13).................................    190,236         *
Steven M. Sabbath(14)..............................     85,432         *
John H. Moyer (15).................................     22,268         *
All directors, directors elect, and executive
 officers as a group
 (19 persons)(16)..................................  5,938,292      15.9%

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*  Less than one percent
(1) Applicable percentage of ownership is based on shares of Common Stock outstanding as of the Record Date together with applicable options held by such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Includes 12,999 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Douglas Michels is the son of Lawrence Michels.
(3) Lawrence Michels is the father of Douglas Michels.
(4) Includes 224,996 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(5) Includes 78,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(6) Includes 78,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(7) Includes 63,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(8) Represents 37,000 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(9) Represents 35,000 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(10) Includes 37,000 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Includes 7,600 shares held by the Ronald and Mary Ann Lachman Foundation of which Mr. Lachman is a director. Mr. Lachman disclaims beneficial ownership of these shares. Also includes 30,900 shares in trust accounts established for the benefit of his minor children of which Mr. Lachman is a trustee.
(11) Includes 38,500 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(12) Includes 92,123 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(13) Includes 150,150 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(14) Includes 70,998 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(15) Includes 17,461 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(16) Includes 1,127,073 shares issuable upon exercise of options to purchase shares of Common Stock granted to executive officers and directors of the Company that are exercisable within sixty (60) days after the Record Date.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

  Each shareholder is entitled to one vote for each share held. Every shareholder voting for the election of directors (Proposal One) may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such shareholder is entitled to vote, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than nine (9) candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote.

  This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's next Annual Meeting of Shareholders must be received by the Company no later than September 30, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

  A board of nine (9) directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nine (9) nominees named below, eight of which are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

VOTE REQUIRED

  If a quorum is present and voting, the nine (9) nominees receiving the highest number of votes will be elected to the Board of Directors (the "Board"). Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes") will be counted as present for the purposes of determining if a quorum is present.

NOMINEES

  The names of the nominees and certain information about them are set forth below:

                                                                             DIRECTOR
    NAME OF NOMINEE      AGE            POSITION WITH THE COMPANY             SINCE
    ---------------      ---            -------------------------            --------
Alok Mohan..............  49 President and Chief Executive Officer and         1994
                              Director
Douglas L. Michels......  43 Executive Vice President, Chief Technical         1979
                              Officer and Director
Robert M. McClure(2)....  62 Director                                          1993
Gilbert P.
 Williamson(1)..........  60 Director                                          1993
Jean-Francois Heitz(2)..  48 Director                                          1994
R. Duff Thompson(1).....  47 Director                                          1995
Ronald Lachman(1).......  41 Director                                          1996
Ninian Eadie(2).........  60 Director                                          1996
Glenn Ricart............  48 Director Elect                                     N/A

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  Mr. Mohan has served as President since December 1994 and as Chief Executive Officer since July 1995. In December 1994, he was elected as a director and assumed the position of President and Chief Operating Officer. Prior to this appointment, beginning in May 1994, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer. Prior to joining the Company, Mr. Mohan was employed with NCR Corporation, where he served as Vice President and General

Manager of the Workstation Products Division, from January 1990 until July 1993 before assuming the position of Vice President of Strategic Planning and Controller, with responsibility for financial planning and analysis as well as worldwide reporting from, July 1993 to May 1994.

  Mr. Michels has served as the head of product development since June 1997 and as Chief Technical Officer since February 1993. Mr. Michels has served as a director of the Company since 1979. Mr. Michels has served as the Executive Vice President since he co-founded the Company in 1979. Mr. Michels is one of the founders of UniForum, a UNIX(R) user consortium, and served as its President from 1989 to 1990.

  Dr. McClure became a director of the Company in May 1993. Since 1978 he has served as President of Unidot, Inc., which he founded to specialize in the design of sophisticated computer software and hardware for equipment manufacturers world-wide. Dr. McClure also serves as a director of General Automation, Inc., and IPT Corporation.

  Mr. Williamson became a director of the Company in May 1993. From September 1991 until May 1993, he served as Chairman of the Board and Chief Executive Officer of NCR Corporation, and also served as a member of the Board of Directors of AT&T. He retired from NCR and the AT&T board in May 1993. From January 1989 until September 1991, he served as President of NCR and as a director, and prior to that time served as Executive Vice President for marketing at NCR for three years. Mr. Williamson is also a director of Roberds, an Ohio-based retailer; Retix, a California-based communications technology company; and Citizens Federal Bank, F.S.B. headquartered in Dayton, Ohio.

  Mr. Heitz became a director of the Company in September 1994. Since August 1994 he has served as the Assistant Treasurer at Microsoft Corporation. From July 1991 to July 1994, he served as the General Manager, Business Operations for Microsoft France, and from May 1989 until June 1991 he served as Deputy General Manager of Microsoft France.

  Mr. Thompson was appointed as a director of the Company in December 1995. Mr. Thompson is Managing General Partner of EsNet, Ltd., an investment group which is active in both technology and real estate ventures. From June 1994 to January 1996, he served as Senior Vice President of the Corporate Development Group of Novell, Inc. ("Novell"). Prior to that time, he served as Executive Vice President and General Counsel for WordPerfect Corporation, and before joining WordPerfect Corporation in 1986, he was a partner with the Salt Lake City law firm of Callister, Duncan & Nebeker. Mr. Thompson is a former Chairman of the Board of the Business Software Alliance, the principal software industry association dealing with software industry issues, including copyright protection and public policy.

  Mr. Lachman became a director of the Company in February 1996. He is the Chairman and founder of Internet Dynamics, Inc., a developer of Internet software for PC-based servers. Prior to founding Internet Dynamics in April 1995, he founded Lachman Associates in January 1975 and served as its President from January 1975 until June 1989, and in January 1993 he founded Lachman Technology, serving as its President from January 1993 until May 1994. Both Lachman companies developed networking software shipped with most UNIX servers. Mr. Lachman served as Executive Vice President of Interactive Systems, a Kodak Company, from June 1989 through the end of 1992. Mr. Lachman is a director of UniForum, a UNIX consortium, and is on the Industrial Advisory Board of the College of Engineering at the University of Illinois at Chicago. He is a director of several other private networking/software companies.

  Mr. Eadie became a director of the Company in April 1996. He retired from International Computers Limited. ("ICL") in April 1997. Mr. Eadie served as ICL's Group Executive Director, Technology, from January 1994 until July 1996, responsible for research, development, manufacturing and third party distribution of all ICL products. Prior to that he served as

President of ICL Europe from January 1990 until January 1994 and from May 1988 until January 1990, as President, ICL International. Mr. Eadie served on ICL's Board of Directors from 1984 until 1997, and was a member of ICL's Executive Management Committee from 1988 until 1997. He was a member of the SCO (UK) Advisory Board from June 1994 until his appointment to SCO's Board in April 1996.

  Mr. Ricart has served as Senior Vice President, Corporate Research and Development of Novell since August 1995. In February 1996 he became the Chief Technology Officer of Novell. Prior to joining Novell, he served at the University of Maryland since 1982 in various capacities including, Director of the Computer Science Department from February 1982 until August 1995 and as the Assistant Vice Chancellor for Academic Information Technology from January 1989 until September 1994. In September 1994 he began a sabbatical at the Advanced Research Projects Agency, a branch of the United States Department of Defense. Mr. Ricart is Novell's representative on the Board of Directors. See "Certain Transactions."

  Enzo Torresi, a director since February 1996, will not be standing for re-election this year. The Company appreciates Mr. Torresi's service and will miss his presence and contributions.

  There is no family relationship between any director or executive officer of the Company.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of ten (10) meetings during fiscal 1997, three (3) of which were held by telephone conference call. No director attended fewer than seventy-five percent (75%) of the cumulative meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has a Compensation Committee, an Audit Committee and a Stock Option Committee. The Board of Directors has no nominating committee or any committee performing such functions.

  The Compensation Committee, which consisted of directors Ronald Lachman, R. Duff Thompson and Gilbert Williamson at the end of fiscal 1997, met two (2) times and acted by written consent nine (9) times during the fiscal year. Their successors on the Compensation Committee shall be determined at the February 17, 1998 Board meeting. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company and administers various incentive compensation and benefit plans.

  The Audit Committee, which consisted of directors Ninian Eadie, Jean-Francois Heitz, Robert McClure and Enzo Torresi at the end of fiscal 1997, met four (4) times during the fiscal year. Their successors on the Audit Committee shall be determined at the February 17, 1998 Board meeting. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviewing the Company's internal financial controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for directors and officers of the Company. Mr. Mohan, who served as President and Chief Executive Officer of the Company, is not a member of the Compensation Committee and cannot vote on matters decided by the Committee. Mr. Mohan has participated in the discussions and decisions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Mr. Mohan has been excluded from discussions and decisions regarding his own salary and incentive compensation. There are no interlocks between the Company's Board of Directors or Compensation Committee and boards of directors or compensation committees of other companies.

                                 PROPOSAL TWO
         APPROVAL OF AMENDMENT TO THE 1994 INCENTIVE STOCK OPTION PLAN

  At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1994 Incentive Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares.

  The foregoing amendment was approved by the Board of Directors in November 1997. The adoption of the 1994 Plan, the successor to the Company's 1984 Incentive Stock Option Plan, was approved by the Board of Directors and by the shareholders in February 1994. As of the Record Date, options to purchase an aggregate of 8,304,167 shares were outstanding and 1,635,324 shares were available for future grant. In addition, 3,074,174 shares had been purchased pursuant to the exercise of stock options granted under the Option Plan. The Option Plan authorizes the Board of Directors to grant incentive and nonstatutory stock options to eligible employees and consultants of the Company. The Option Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business.

  During fiscal year 1997, the Board of Directors granted options to purchase 8,302,717 shares under the Option Plan, including options to purchase 4,174,738 shares granted in connection with an option exchange program instituted by the Company on July 18, 1997 (the "Option Exchange Program"), of Common Stock to a total of 927 optionees. The Board of Directors believes that equity incentives in the form of stock options or stock purchase rights are an integral part of the Company's overall compensation program and an effective way to provide incentives to employees. The Company's standard vesting program provides that options become exercisable at a rate of twenty-five (25%) of the shares subject to such option per year. This results in long term incentives for the employees, which benefit the Company because the employees' stock options are earned over a four-year period.

VOTE REQUIRED AND BOARD OF DIRECTOR RECOMMENDATION

  The affirmative vote of a majority of the Votes Cast will be required under California law to approve the amendment to the Option Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE OPTION PLAN.

SUMMARY OF THE OPTION PLAN

  The essential features of the Option Plan are outlined below.

Purpose

  The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

Eligibility

  The Option Plan provides that options may be granted to any director, officer, employee or consultant of the Company or any of its designated subsidiaries. Incentive stock options may be granted only to employees (including officers and employee-directors). The Board of Directors or a committee of the Board (for the purposes of this plan description, "Board" shall mean either the Board or a committee appointed by the Board) selects the recipients of awards under the Option Plan and determines the number of shares to be subject to each option.

Administration; Limits on Grants

  The Option Plan provides for administration by the Board. The Option Plan is administered so as to satisfy certain requirements under the federal securities laws, including under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable California corporate law, and the Internal Revenue Code of 1986, as amended (the "Code"). Except as noted below, the Board has full power to select, from among the employees and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Option Plan. The interpretation and construction of any provision of the Option Plan is within the sole discretion of the Board, whose determination is final and conclusive.

  The Option Plan places specific limitations on the discretion allowed to the Board in granting options and stock purchase rights to officers. These limitations are intended to preserve the Company's ability to deduct for federal income tax purposes the compensation expense relating to stock options and stock purchase rights granted to certain executive officers under the Option Plan. Without these provisions in the Option Plan, the federal income tax legislation enacted in August 1993 would limit the Company's ability to deduct such compensation expense. The limitations provide that no officer shall be granted, in any fiscal year or over the remaining term of the Option Plan options and stock purchase rights to purchase more than the number of shares issuable under the Option Plan.

  The limits imposed by the August 1993 tax legislation on the Company's ability to deduct compensation paid to certain of the Company's executive officers apply not only to the persons currently serving in the effected group, but also may be interpreted to apply to any person who in the future becomes one of the effected group of executive officers. However, the limits on deductibility do not apply to compensation attributable to stock options or stock purchase rights if, among other things, the plan under which the options or rights are granted includes limits on the discretion to make grants such as those described above. The limits on the discretion of the Board as to individual grants have been included in the Option Plan solely to preserve the Company's ability to deduct such compensation. To the extent the Board determines in the future that such limitations are not required to preserve the deductibility of compensation related to such stock options and appreciation rights, the Board may modify or eliminate these limitations.

  See discussion below under "Certain United States Federal Income Tax Information" for a summary of the more general rules governing the availability to the Company of tax deductions in connection with stock options or stock purchase rights granted under the Option Plan.

TERMS OF OPTIONS

  Each option is evidenced by a written stock option agreement between the Company and the optionee and is subject to the terms and conditions listed below, but specific terms may vary:

  Exercise of the Option: The Board of Directors determines when options granted under the Option Plan may be exercised. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, exchange of shares of the Company's Common Stock or such other consideration as determined by the Board of Directors.

  Exercise Price: The exercise price of options granted under the Option Plan is determined by the Board of Directors, but the exercise price of incentive stock options may not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock, which is defined to be the closing price as reported by the Nasdaq National Market, on the last market trading day prior to the date of the grant of the option. In the case of incentive stock options granted to an optionee who owns more than ten percent (10%) of the voting power or value of all classes of stock of the Company, the exercise price must be not less than one hundred and ten percent (110%) of the fair market value on the date of grant. Although it is currently anticipated that the exercise price of nonstatutory stock options will generally not be less than eighty-five percent (85%) of the fair market value of the Company's Common Stock on the date of grant, the Option Plan provides that the exercise price of nonstatutory stock options shall be determined by the Board. The closing sale price of the Company's Common Stock on the Record Date was $ 4.125.

  Termination of Employment: The Option Plan provides that if the optionee's employment or consulting relationship with the Company is terminated for any reason, other than death or permanent disability, an option may thereafter be exercised (to the extent it was then exercisable) within such time period as is determined by the Board (which shall be no more than three months in the case of an incentive stock option), subject to the stated term of the option. If the optionee's employment or consulting relationship with the Company terminates as a result of the optionee's permanent disability, the optionee may exercise an option at any time within a period determined by the Board not to be less than six (6) months or, in the case of an incentive stock option, and not to exceed twelve (12) months following the date of such termination (but in no event later than the expiration of the term of the option), but only to the extent that the optionee was entitled to exercise the option on the date of such termination.

  Death: If an optionee should die while an employee or a consultant of the Company, the optionee's estate may exercise an option until the term of the option or other shorter period set forth in the option agreement, but only to the extent that the optionee would have been entitled had the optionee continued living and remained in continuous status as an employee or consultant for six (6) months after date of death.

  Termination of Options: The terms of options granted under the Option Plan may not exceed ten (10) years from the date of grant. However, any incentive stock option granted to an optionee who, at the time such option is granted, owned more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a parent or subsidiary corporation, may not have a term of more than five (5) years. No option may be exercised by any person after such expiration.

  Non-transferability of Options: All options are non-transferable by the optionee, other than by will or by the laws of descent and distribution, and during the lifetime of the optionee may be exercised only by such optionee.

  Rights Upon Exercise: Until an option has been properly exercised, that is, proper written notice and full payment have been received by the Company, no rights to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock.

  Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board of Directors.

Adjustment Upon Changes in Capitalization

  In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made to the exercise price and number of shares subject to each outstanding option and to the number of shares which have been reserved for issuance under the Option Plan. In the event of the proposed dissolution or liquidation of the Company, all outstanding options automatically terminate unless otherwise provided by the Board. The Board of Directors may in such event and in its sole discretion declare that any option shall terminate as of a fixed date and give each optionee the right to exercise his or her option as to all or any part of the optioned stock, including shares as to which the option would not otherwise be exercisable. Subject to the change in control provisions described below, in the event of a merger of the Company with another corporation, or the sale of substantially all of the assets of the Company, the Option Plan provides that each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the Board of Directors shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable.

Change in Control Provisions

  The Option Plan provides that in the event of a "Change of Control" of the Company (as defined below) any or all or none of the following acceleration and valuation provisions shall apply, as determined by the Board of Directors in its discretion in the event of a Change of Control: (i) all stock options outstanding as of the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date will become immediately vested and fully exercisable and (ii) to the extent exercisable and vested, the value of all outstanding options, unless otherwise determined by the Board of Directors prior to any Change in Control but at or after the time of grant, will be cashed out at the "Change in Control Price" (as defined below) reduced by the exercise price applicable to such options. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing twenty-five percent (25%) or more of the combined voting power of the Company, (ii) a transaction approved by the shareholders and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least seventy-five percent (75%) or more of the combined voting power of the Company, or (iii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors. The "Change in Control Price" shall be, as determined by the Board, (i) the highest closing sale price of a share of Common Stock as reported by the Nasdaq National Market at any time within the sixty (60) day period immediately preceding the date of determination of the Change in Control Price by the Board or (ii) the highest price paid or offered per share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company at any time within such sixty
(60) day period or (iii) such lower price, as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a share of Common Stock.

Amendment and Termination

  The Board of Directors may amend, alter, suspend or terminate the Option Plan at any time or from time to time, but any such amendment, alteration, suspension or termination shall not adversely affect any option then outstanding under the Option Plan, without the consent of the holder of the option. In any event, the Option Plan will terminate in 2004.

  In addition, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or with Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain shareholder approval of any amendment of the Option Plan in such a manner and to such a degree as required.

Certain United States Federal Income Tax Information

  Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

  If an option granted under the Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. Under current law, generally the tax on long-term capital gains is capped at twenty-eight percent (28%) (20% in the case of shares held for at least eighteen months). If the statutory holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or ten percent (10%) shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

  All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon exercise of the option, the optionee will generally recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or ten percent (10%) shareholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or Company stock or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the Optionee with respect to shares acquired upon exercise of a nonstatutory option.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE OPTION PLAN AND DOES NOT PURPORT TO BE COMPLETE. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN OPTIONEE'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.

Participation in the Option Plan

  The following table sets forth, for each of the named executive officers (the "Named Executive Officers"), all current executive officers as a group, all current directors who are not executive officers as a group, and all other employees as a group, with respect to the Option Plan: (i) the market value of the shares of Common Stock underlying the options granted to such persons or group of persons during the fiscal year ended September 30, 1997, minus the exercise price of such shares; and (ii) the number of shares of the Company's Common Stock subject to options granted under the Option Plan during fiscal year 1997.

                       1994 INCENTIVE STOCK OPTION PLAN

                                                 NUMBER OF SHARES
                                                SUBJECT TO OPTIONS    DOLLAR
   NAME OF INDIVIDUAL OR IDENTITY OF GROUP         GRANTED (#)     VALUES ($)(1)
   ---------------------------------------      ------------------ -------------
Alok Mohan....................................      1,085,000(2)          -0-
Douglas L. Michels............................        198,000(2)          -0-
Edwin Adams...................................        315,000(2)          -0-
Steven M. Sabbath.............................        217,000(2)          -0-
John H. Moyer.................................        249,000(2)          -0-
Scott McGregor................................        166,000(2)          -0-
All Named Executive Officers as a group.......      2,230,000(2)          -0-
All current executive officers as a group.....      3,173,000(2)     $  4,375
All current nonemployee directors as a group..        210,000             -0-
All other employees (including current
 officers who are not executive officers) as a
 group........................................      4,753,717        $144,594

--------
(1) Market value of shares based on a closing price of $ 4.125 on the Nasdaq National Market on December 31, 1997, minus the exercise price. Shares subject to an option with an option exercise price greater than $4.125 are considered to have zero dollar value.
(2) This includes shares subject to options that were repriced on July 18, 1997 as follows: Alok Mohan, 600,000; Douglas L. Michels, 104,000; Edwin Adams, 145,000; Steven M. Sabbath, 108,000; John H. Moyer, 140,000; and Scott McGregor, 71,000.

                                PROPOSAL THREE
            APPROVAL OF AMENDMENT TO THE 1993 DIRECTOR OPTION PLAN

  At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1993 Director Option Plan (the "Director Plan") to increase the number of shares reserved for issuance under the Director Plan by 200,000 shares, bringing the total number of shares reserved under the Director Plan to 950,000. The foregoing amendment was approved by the Board of Directors in November 1997.

  The Company believes that the ability to grant stock options to directors is an important factor in attracting and retaining the best available individuals for service as directors of the Company. Each year the Company reviews the number of shares available for issuance under the Director Plan. Then, based on the Company's estimates of the incentive value of stock options and the number of current and potential future vacancies on the Board of Directors, management presents to the Board a recommendation for the addition of shares to the pool reserved for issuance under the Director Plan. The Board reviews this recommendation and presents a proposal such as this one to the shareholders for approval.

  The Director Plan was adopted by the Board of Directors in March 1993 and approved by the Company's shareholders in May 1993. As of the Record Date, options to purchase an aggregate of

415,000 shares were outstanding, 6,000 options had been exercised and 329,000 shares remained available for issuance pursuant to future option grants under the Director Plan. The range of exercise prices per share for options outstanding under the Director Plan at the Record Date was from $5.50 to $12.00, and the weighted average exercise price per share was approximately $7.062. Expiration dates for outstanding options range from May 13, 2003 to September 30, 2007.

Vote Required and Board of Director Recommendation

  The affirmative vote of the majority of the Votes Cast will be required under California law to approve the amendment to the Director Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE DIRECTOR PLAN.

  The essential features of the Director Plan are outlined below.

SUMMARY OF DIRECTOR PLAN

Purpose

  The purposes of the Director Plan are to attract and retain the best available individuals for service as nonemployee directors of the Company ("Outside Directors"), to provide additional incentive to the Outside Directors and to encourage their continued service on the Board.

Administration

  The Director Plan is administered by the Board of Directors, who receive no additional compensation for such service. All grants of options under the Director Plan are automatic and non-discretionary pursuant to the terms of the Director Plan. All questions of interpretation or application of the Director Plan are determined by the Board, whose decisions are final and binding upon all participants.

Eligibility

  Options under the Director Plan may be granted only to Outside Directors of the Company. As of the Record Date, there were seven (7) Outside Directors of the Company, six (6) of which have been nominated to serve as directors for the next year. One additional Outside Director of the Company has been nominated to serve as a director for the next year.

Participation

  Participation in the Director Plan provides for grants of options to be made in two ways:

  a. Each Outside Director is automatically granted an option to purchase 40,000 shares (the "Initial Grant") upon the date on which such individual first becomes a director, whether through election by the shareholders of the Company or by appointment by the Board of Directors in order to fill a vacancy; and

  b. Each Outside Director who continues to serve on the Board, receives on the first day of each fiscal year of the Company, an option to purchase 6,000 shares (the "Annual Grant").

  An Outside Director may elect to receive cash compensation in lieu of an Annual Grant. Each Outside Director who makes such an election shall receive cash compensation per Board meeting payable at a rate determined by the Board.

TERMS OF OPTIONS

  Each option granted under the Director Plan is evidenced by a written stock option agreement between the Company and the optionee. Options are generally subject to the terms and conditions listed below.

  Exercise of the Option. The Initial Grant becomes exercisable at the rate of one-twentieth (1/20) every three months, with the effect that these options are not exercisable as to the full number of shares until the fifth anniversary of the date of their grant. The Annual Grant becomes exercisable at the rate of one-fourth (1/4) every three months, with the effect that this option is not exercisable as to the full number of shares until the first anniversary of the date of its grant. Options granted under the Director Plan expire ten (10) years following the date of grant. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Director Plan and determined by the Board, and such form of consideration may vary for each option.

  Exercise Price. The per share exercise price for shares to be issued pursuant to exercise of an option under the Director Plan is one hundred percent (100%) of the fair market value per share of the Company's Common Stocks which is defined to be the closing price as reported by the Nasdaq National Market on the last market trading day prior to the date of the grant of the option. As of the Record Date, the per share market value of the Company's Common Stock was $4.125, based on the closing price on that date on the Nasdaq National Market.

  Termination of Continuous Status as a Director. If an optionee ceases to serve as a director, he may, but only within twelve (12) months after the date he ceases to be a director of the Company (three months for options granted prior to June 1, 1994), exercise his option to the extent that he was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he does not exercise such option within the time specified, the option terminates.

  Disability; Death. In the event that a director is unable to continue his service as such with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Tax Code) or if an optionee should die while a director of the Company, he or his estate may, but only within twelve (12) months from the date of termination due to disability or death, exercise his option to the extent he was entitled to exercise his option at the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he or his estate does not exercise such option within the time specified, the option terminates.

  Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, options under the Director Plan shall terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

  Change in Control. The Director Plan provides that in the event of a "Change of Control" of the Company (as defined below) all stock options outstanding as of the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date will become immediately vested and fully exercisable. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing fifty percent (50%) or more of the combined voting power of the Company, (ii) a transaction involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least fifty percent (50%) or more of the combined voting power of the Company, or (iii) a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Incumbent directors are directors who either (a) are directors of the Company as of the date the Director Plan is approved by the shareholders, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

  Capital Changes. In event of any changes made in the Company's capitalization that result in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Director Plan, as well as the number of shares reserved for issuance under the Director Plan.

  Nontransferability of Option. Options granted pursuant to the Director Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

  Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Board.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board may at any time amend, alter, suspend or discontinue the Director Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of any optionee under any grant theretofore made without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain shareholder approval of any amendment to the Director Plan in such a manner and to such a degree as required.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

  Options granted pursuant to the Director Plan are "nonstatutory options" and will not qualify for any special tax benefit to the optionee.

  An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Because shares held by directors might be subject to restrictions on resale under Section 16(b) of the Securities Exchange Act of 1934, as amended, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within thirty (30) days after the date of exercise.

  Upon a sale by an optionee of shares acquired pursuant to an option under the Director Plan, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at twenty-eight percent (28%) (20% in the case of shares held for at least eighteen months). Capital losses are allowed in full against capital gains plus $3,000 of other income.

  The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Director Plan. Generally, the Company is not required to withhold any amount for tax purposes on any such income included by the optionee.

  THE FOREGOING SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT OF OPTIONS UNDER THE DIRECTOR PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN OPTIONEE'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

                                 PROPOSAL FOUR
        APPROVAL OF AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

  The Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1993 and approved by its shareholders in May 1993 and is intended to qualify under Section 423 of the Code. A total of 2,500,000 shares of Common Stock are currently reserved for issuance under the Purchase Plan.

AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PURCHASE PLAN

  On November 18, 1997, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares to an aggregate of 3,250,000 shares. As of the Record Date, 2,500,000 shares were reserved for issuance under the Purchase Plan, of which 1,482,236 shares had been issued.

  The Board of Directors believes that it is in the best interests of the Company to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Board of Directors believes that the shares remaining available for issuance pursuant to the Purchase Plan are insufficient for such purpose. Accordingly, at the Annual Meeting the shareholders are being requested to consider and to approve the amendment of the Purchase Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

  The affirmative vote of a majority of the Votes Cast will be required under California law to approve the amendment to the Purchase Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE PURCHASE PLAN.

SUMMARY OF THE PURCHASE PLAN

  The essential features of the Purchase Plan are outlined below.

Purpose

  The purpose of the Purchase Plan is to provide employees of the Company and its majority-owned subsidiaries designated by the Board of Directors who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deduction.

Administration

  The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan.

Eligibility

  Any person who is a regular employee of the Company (or any of its majority-owned subsidiaries designated by the Board of Directors) and would not own capital stock of the Company and or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any Subsidiary is eligible to participate in the Purchase Plan. As of the Record Date approximately 983 employees were eligible to participate in the Purchase Plan and approximately 336 of such eligible employees were participating.

Offering Dates

  The Purchase Plan is implemented by consecutive six (6) month offering periods. Currently the offering periods commence February 1 and August 1 of each year. The Board of Directors has the power to alter the duration of the offering periods without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first offering period to be affected.

Participation in the Purchase Plan

  Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. An eligible employee may participate in an offering period only if, as of the enrollment date of such offering period, such employee is not participating in any prior offering period that is continuing at the time of such proposed enrollment. An employee who becomes ineligible to participate in the Purchase Plan after the commencement of an offering may not participate in the Purchase Plan until the commencement of the next offering period.

Purchase Price

  The purchase price per share at which shares are sold under the Purchase Plan is the lower of eighty-five percent (85%) of the fair market value of a share of Common Stock on the date of commencement of the offering period or eighty-five percent (85%) of the fair market value of a share of Common Stock on the applicable exercise date within such offering period. The fair market value of the Common Stock on a given date shall be the closing sale price as reported by the Nasdaq National Market on such date.

Payment of Purchase Price; Payroll Deductions

  The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed ten percent (10%) of a participant's eligible compensation, which is defined in the Purchase Plan to include all base pay, overtime pay, bonus and commissions during the offering period, exclusive of all other amounts. A participant may institute decreases in the rate of payroll deductions at any time and such decreases are immediately effective.

  All payroll deductions are credited to the participant's account under the Purchase Plan; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose and such payroll deductions need not be segregated.

Purchase of Stock; Exercise of Option

  At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a participant in an offering period is determined by dividing the compensation which such participant has elected to have withheld during the exercise period by eighty-five percent (85%) of the fair market value of the Common Stock at the beginning of the offering period or on the applicable exercise date, whichever is lower; provided that such number shall not exceed the number of shares determined by dividing $12,500 by the fair market value of a share of the Company's Common Stock on the enrollment date. Notwithstanding the foregoing, no employee may make aggregate purchases of stock of the Company and its majority-owned subsidiaries under the Purchase Plan and any other employee stock purchase plans qualified as such under Section 423(b) of the Code in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted) during any calendar year.

Withdrawal

  While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, a participant may terminate his or her participation in the Purchase Plan at any time by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. All of the participant's accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the Purchase Plan by delivering a new subscription agreement to the Company during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant's withdrawal from the Purchase Plan during an offering period does not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

Termination of Employment

  Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

  If any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company to the number of shares subject to purchase and to the purchase price per share, subject to any required action by the shareholders of the Company. In the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will terminate immediately unless otherwise provided by the Board of Directors. In the event of the proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board of Directors determines, in its discretion, to accelerate the exercisability of all outstanding options under the Purchase Plan or to cancel the options and refund all sums collected. The Board of Directors may also make provisions for adjusting the number of shares subject to the Purchase Plan and the purchase price per share if the Company effects one or more reorganizations, rights offerings or other increases or reductions of shares of the Company's outstanding Common Stock.

Certain United States Federal Income Tax Information

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to fifteen percent (15%) of the fair market value of the shares of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the participant holds the shares. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by the participant upon a sale or disposition of shares prior to the expiration of the holding period described above.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Stock Price

  The closing price of a share of the Common Stock on the Nasdaq National Market on the Record Date was $4.125.

Participation in the Purchase Plan

  The Company cannot now determine the number of shares to be purchased in the future by the Named Executive Officers, all current executive officers as a group, all current nonemployee directors of the Company ("Outside Directors") as a group or all other employees (including current officers who are not executive officers) as a group. In fiscal 1997, however, the following shares of Common Stock were purchased by such persons pursuant to the Purchase Plan.

                NAME OR GROUP                  NUMBER OF SHARES DOLLAR VALUE(1)
                -------------                  ---------------- ---------------
Alok Mohan....................................       3,770         $  3,268
Douglas L. Michels............................         -0-              -0-
Edwin Adams...................................       3,138            2,605
Steven M. Sabbath.............................       3,584            3,073
John H. Moyer.................................       3,691            3,185
Scott McGregor................................       3,770            3,268
All Named Executive Officers as a group.......      17,953           15,398
All current executive officers as a group.....      21,986           18,741
All other employees (including current
 officers who are not executive officers as a
 group).......................................     409,365         $347,333

--------
(1) Market value of shares on the date of purchase, minus the purchase price under the Purchase Plan.

                                 PROPOSAL FIVE
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  On December 30, 1997, the Company dismissed KPMG Peat Marwick LLP ("KPMG") as the Company's independent public accountants, a capacity in which the firm had served for several years, and selected Coopers & Lybrand LLP ("Coopers & Lybrand") to replace KPMG in this role. The decision to change the Company's independent accountants was approved by the Company's full Board of Directors.

  During the Company's two most recent fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements for the two most recent fiscal years. In addition, KPMG's reports on the financial statements of the Company for the past two years contained unqualified opinions.

  KPMG wrote a letter to the Audit Committee related to its audit of the Company's consolidated financial statements of the fiscal year ended September 30, 1997 in which it included a reportable condition pertaining to the reliability of the Company's system for monitoring the quantity of inventory held by distributors and the completeness of the criteria applied to such data that could effect the determination of appropriate allowances for returns and exchanges from distributors. Subsequent to the close of the fiscal year, the Company has continued to implement improved systems and reporting disciplines, as well as undertake a program of onsite physical verification at major distributor locations. The subject matter of the reportable condition was discussed with a member of the Company's Audit Committee.

  The Board of Directors has selected Coopers & Lybrand LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1998 and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by the Company during the three fiscal years ended September 30, 1997, to (i) the Company's Chief Executive Officer, (ii) each of the four other most highly compensated executive officers of the Company, and (iii) one former executive officer who would have been included in the category described in subsection (ii) had he still been an executive officer at fiscal 1997 year end of the Company whose salary plus bonus exceeded $100,000 in fiscal 1997:

                                                                     LONG-TERM
                                       ANNUAL COMPENSATION          COMPENSATION
                              ------------------------------------- ------------
                                                                       AWARDS
                                                                    ------------
                                                                     SECURITIES
        NAME AND                                     OTHER ANNUAL    UNDERLYING         ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY($) BONUS($)(1) COMPENSATION($)  OPTIONS(#)     COMPENSATION($)(2)
   ------------------    ---- --------- ----------- --------------- ------------    ------------------
Alok Mohan.............. 1997 $317,596    $90,353       $ 2,303(3)   1,085,000(4)         $3,000
 President, Chief        1996  293,496     71,165        19,719(5)         -0-               780
 Executive Officer       1995  274,933     58,787       100,000(6)     335,000               752
Douglas L. Michels...... 1997  256,868     70,056         1,527(7)     198,000(8)          3,000
 Executive Vice          1996  243,811     35,438        10,264(9)         -0-             3,585
 President and Chief     1995  235,431     58,682        13,223         70,000             2,723
 Technical Officer
Edwin Adams............. 1997  221,248     85,556        12,250(10)    315,000(11)         3,000
 Senior Vice             1996  202,469     59,114        25,289(12)        -0-             2,451
 President and           1995  179,415     44,933         6,650(13)     50,000             1,430
 General Manager,
 The Americas
Steven M. Sabbath....... 1997  191,424     56,785         6,216(14)    217,000(15)         3,000
 Vice President, Law     1996  178,074     24,478        11,413(16)        -0-             2,403
 and Corporate Affairs   1995  170,096     40,175                       31,500             1,377
 and Secretary
John H. Moyer(17) ...... 1997  188,404     44,957         1,196(18)    249,000(19)         3,000
 Vice President,         1996  178,662     30,881         8,758(20)        -0-             2,000
 Human Resources         1995   26.923        -0-           -0-         66,000               269
Scott McGregor(21)...... 1997  231,153     79,195         2,992(22)    166,000(23)         3,000
 Former Senior Vice      1996  180,573     63,387        14,130(24)        -0-             2,463
 President, Products     1995  171,046     75,328           -0-         62,000             1,428

-------
 (1) The Company pays bonuses to executive officers as are determined by the Board of Directors. The bonuses for each executive officer are based on the officer's base salary, the Company's financial performance and individual performance during the fiscal year.
 (2) The dollar amounts in this column represent premium payments made by the Company with respect to insurance policies for the Named Executive Officers for which the Company is not a beneficiary. In addition, this includes 401(k) contributions in the amount of $3,000 paid by the Company, on behalf of Mr. Mohan, Mr. Michels, Mr. Adams, Mr. McGregor, Mr. Sabbath and Mr. Moyer.
 (3) The dollar amount represents accrued payroll and bonus.
 (4) Includes 600,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
 (5) The dollar amounts represent tax consulting services ($3,247), and accrued payroll and bonus ($16,472).
 (6) Represents relocation and moving allowance.
 (7) Represents accrued payroll and bonus ($1,527).
 (8) Includes 104,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
 (9) Represents car repairs ($1,908) and accrued payroll and bonus ($8,356).
(10) Represents auto lease payment ($7,816), tax preparation ($2,685), and accrued payroll and bonus ($1,749).
(11) Includes 145,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(12) Represents auto lease payment ($9,536), tax consulting services ($5,400), interest on employee loan ($1,375), and accrued and bonus ($8,978).
(13) Represents the amount of an automobile lease for the benefit of Mr.
     Adams.
(14) Represents tax consulting services ($4,922) and accrued payroll and bonus ($1,294).
(15) Includes 108,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(16) Represents tax consulting services ($5,408) and accrued payroll and bonus ($6,005).
(17) Mr. Moyer joined the Company August 1995.
(18) Represents accrued payroll and bonus ($1,196).
(19) Includes 140,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.

(20) Represents accrued payroll and bonus ($8,758).
(21) Mr. McGregor resigned from the Company in May 1997.
(22) Represents tax consulting services ($467) and accrued payroll and bonus ($2,525).
(23) Includes 71,000 shares issuable upon the exercise of options granted pursuant to the Company's Option Exchange Program on July 18, 1997.
(24) Represents tax consulting services ($4,353), employee loan balance ($3,353) and accrued payroll and bonus ($6,424).

                         OPTION GRANTS IN FISCAL 1997

  The following table sets forth each grant of stock options during the fiscal year ended September 30, 1997 to the Named Executive Officers:

                                       INDIVIDUAL GRANTS
                         -----------------------------------------------
                                                                         POTENTIAL REALIZABLE
                                        PERCENT OF                         VALUE AT ASSUMED
                                       TOTAL OPTION                      ANNUAL RATES OF STOCK
                         NUMBER OF        SHARES     EXERCISE             PRICE APPRECIATION
                           OPTION       GRANTED TO    PRICE               FOR OPTION TERM (3)
                           SHARES      EMPLOYEES IN   ($ PER  EXPIRATION ---------------------
          NAME           GRANTED(1)   FISCAL YEAR(2)  SHARE)     DATE      5%($)      10%($)
          ----           ----------   -------------- -------- ---------- ---------- ----------
Alok Mohan..............  165,000          2.04%     $ 7.125   10/07/06  $  739,344 $1,873,643
                          100,000          1.24       6.3125   04/01/07     396,990  1,006,050
                          600,000(4)       7.41        4.875   07/17/07   1,839,516  4,661,695
                          220,000          2.71         6.50   09/04/07     899,319  2,279,052
Douglas L. Michels......   11,299           .14%     $7.8375   10/07/01  $   14,192 $   41,099
                           22,701           .28        7.125   10/07/06     101,720    257,779
                           87,536          1.08       5.3625   07/17/02      75,227    217,855
                           16,464(4)        .20        4.875   07/18/07      50,476    127,917
                           59,243           .73         6.50   09/04/07     242,174    613,718
                              757           .01         7.15   09/04/02         867      2,512
Edwin Adams.............   55,000           .68%     $ 7.125   10/07/06  $  246,448 $  279,423
                           40,000           .49         6.25   03/30/07     157,224    398,436
                          145,000(4)       1.79        4.875   07/17/07     444,550  1,126,577
                           75,000           .93         6.50   09/04/07     306,586    776,949
Steven M. Sabbath.......   34,000           .42%     $ 7.125   10/07/06  $  152,349 $  386,082
                           40,000           .49         6.25   03/30/07     157,223    398,436
                          108,000(4)       1.3         4.875   07/17/07     331,114    839,106
                           35,000           .43         6.50   09/04/07     143,073    362,576
John H. Moyer...........   34,000           .42%     $ 7.125   10/07/06  $  152,349 $  386,084
                           40,000           .49         6.25   03/30/07     157,223    398,435
                          140,000(4)       1.73        4.875   07/17/07     429,221  1,087,729
                           35,000           .43         6.50   09/04/07     143,074    362,576
Scott McGregor..........   55,000           .68%     $ 7.125   10/07/06  $  246,449 $  624,548
                           40,000           .49         6.25   03/30/07     157,223     24,902
                           71,000(4)        .88        4.875   07/17/07     217,677    551,634

--------
(1) All options were granted under the Option Plan. The option exercise price of all stock options granted under the Option Plan is generally equal to the fair market value of the shares of Common Stock on the date of grant. The options have a term of 10 years (5 years in the case of incentive stock options granted to Mr. Michels) and generally vest at the rate 25% of the shares subject to the option per year in which the optionee remains in continuous status as an employee or consultant.

(2) The Company granted options to purchase an aggregate of 8,092,717 shares to employees in fiscal 1997, of which 4,174,738 shares were granted in connection with the Option Exchange Program. 1,168,000 shares were granted to the Named Executive Officers under the option exchange program.

(3) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. The Company's management cautions shareholders and option holders that such increases in values are based on speculative assumptions and should not be the basis for expectations of the future value of their holdings.

(4) On July 18,1997 the Board of Directors adopted an Option Exchange Program pursuant to which certain options held by Named Executive Officers were exchanged for new options at a price of $4.875 with the following vesting schedule: 1/16th of the shares subject to the option shall vest every three (3) months from the vesting commencement date. See "Executive Compensation and Other Matters-Report of the Compensation Committee of the Board of Directors-Fiscal Year 1997 Repricing of Options."

                  AGGREGATED OPTION EXERCISES IN FISCAL 1997
                       AND FISCAL YEAR-END OPTION VALUES

  The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options at September 30, 1997.

                                                       VALUE OF UNEXERCISED IN-
                                     NUMBER OF          THE-MONEY OPTION SHARES
                             UNEXERCISED OPTION SHARES     ON SEPTEMBER 30,
                               ON SEPTEMBER 30, 1997          1997($)(2)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Alok Mohan..................   133,333      886,667      $25,000     $425,000
Douglas L. Michels..........         0      164,000            0       28,826
Edwin Adams.................    69,000      251,000      $17,063      108,875
Steven M. Sabbath...........    57,500      143,000      246,094       74,250
John H. Moyer...............         0      175,000            0       96,250
Scott McGregor..............   136,400      174,600      283,344       56,469

--------
(1) Market value of underlying securities based on the closing price of the Company's Common Stock on the Nasdaq National Market minus the exercise price.

(2) Market value of securities underlying unexercised in-the-money options based on the closing price of the Company's Common Stock on September 30, 1997 (the last trading day of fiscal 1997) on the Nasdaq National Market of $5.5625, minus the exercise price.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has entered into an agreement with Alok Mohan pursuant to which, in the event Mr. Mohan's employment with the Company terminates as a result of constructive termination, termination without cause, or voluntary termination within three months of a Change of Control, Mr. Mohan's stock options shall become exercisable in full. Mr. Mohan is entitled to serve as a consultant to the Company for a period of one year following termination of employment for any reason except termination due to disability or for cause. Mr. Mohan shall have six months from the end of such consultancy in which to exercise any stock options.

  The Company entered into a consultancy agreement with Scott McGregor, in connection with his resignation as Senior Vice President, Products, for services commencing on June 1, 1997 and continuing until May 31, 1998. Pursuant to such agreement, Mr. McGregor receives $8,648 every two weeks. Mr. McGregor received $75,245 in fiscal year 1997. In addition, he received two bonus payments of $11,243, based on the Company's performance as set forth in The Santa Cruz Operation Corporate Management Incentive Plan for fiscal year 1997. No additional bonuses shall be due to Mr. McGregor during the term of the agreement. Mr. McGregor's stock options shall continue to vest through October 8, 1997, however, his options shall remain exercisable through May 31, 1998, and in addition, McGregor shall have the standard exercise window in which to exercise subsequent to May 31, 1998, as specified in his stock option agreements. In the event of a change in control of the Company, as defined in the Stock Option Plan, on or before May 31, 1998, Mr. McGregor's stock options shall vest fully on such date and become fully exercisable. Also, pursuant to the agreement, the Company shall continue to maintain collateral on Mr. McGregor's loan at Bank of the West, serving to guarantee his home loan, until May 31, 1998.

  In March of 1996, the Board of Directors approved a resolution providing that prior to or after a change in control, as defined in the Option Plan, any outstanding options held by corporate officers that were granted pursuant to the Option Plan that are not at such time exercisable and vested shall become fully exercisable and vested.

  The Company adopted a change in control plan in June 1997 and, accordingly, has entered into change in control agreements with each of the Named Executive Officers. Pursuant to these agreements, each such officer is eligible to receive, in the event that his or her employment is involuntarily terminated within one year following a change in control of the Company, an amount equal to the product of twelve (12) times his or her annual compensation including targeted bonuses at 100% attainment, continuation of health benefits, life insurance, long-term disability and other fringe benefit plans available to him or her prior to the involuntary termination of employment for twelve (12) months thereafter and accelerated vesting on all options held. Pursuant to the terms of these agreements, a change in control is as defined in the 1994 Incentive Stock Option Plan described herein.

  There are no other employment contracts between the Company and any of the executive officers named in the Summary Compensation Table above.

COMPENSATION OF DIRECTORS

  During fiscal 1997, eight payments of $5,000 each were paid to director Torresi for consulting services rendered in October 1996 through May 1997. Pursuant to a consulting agreement the Company entered into with Mr. Torresi in February 1996, the Company shall pay $5,000 per month for up to three days service per month plus reasonable expenses. If additional services are required during the month, additional compensation shall be mutually agreed by the parties. In November 1997, the Board approved an amendment to the consultancy arrangement with Mr. Torresi. The term of the consultancy shall be for one year. Either party may, by mutual consent, enter into one or two extensions of the term of the consultancy agreement, but neither party will be required to do so. During the term of the consultancy, stock options previously granted to Mr. Torresi, pursuant to the Incentive Stock Option Plan will continue to vest, however stock options pursuant to the Director Option Plan will not continue to vest. In addition, each year of Mr. Torresi's consultancy he will be given a stock option grant for 10,000 shares with vesting commencing on February 17, 1998, which shall vest quarterly over the one year term. Mr. Torresi shall receive no cash compensation for his consultancy, but will be reimbursed for related expenses. Pursuant to a consulting agreement with director Williamson, the Company shall pay $1,000 a day, plus reasonable expenses, for consulting services rendered to the Board of Directors and $2,500 a day for consulting services pertaining to the general business of the Company to be provided on an as-needed basis. The Company has a consulting agreement with director McClure, pursuant to which the Company shall pay $1,000 per day, plus reasonable expenses, for consulting services pertaining to the general business of the Company, to be provided on an as-needed basis. In fiscal 1997, the Company did not retain Mr. Williamson or Mr. McClure for any consulting services and, therefore, no payments were made in fiscal 1997. Directors are reimbursed for certain expenses in connection with attendance at board and committee meetings.

  Outside Directors (nonemployee directors) receive compensation for their service on the Board pursuant to the 1993 Director Plan (the "Director Plan"). This compensation is in the form of stock options or in the case of the Annual Grant, which is automatically granted on the first day of each fiscal year, they may elect to be paid cash for each meeting attended, in lieu of a stock option. All current outside directors have elected stock options for fiscal year 1997.

  The Company's 1993 Director Option Plan (the "Director Plan"), which provides for the grant in nonstatutory stock options to nonemployee directors of the Company, was adopted by the Board of Directors in March 1993 and approved by the shareholders in May 1993. The Company has reserved a total of 750,000 shares of Common Stock for issuance pursuant to the Director Plan. (See Proposal No. 3 for the proposed addition of 200,000 shares.) The Director Plan is currently administered by the Board of Directors. Under the Director Plan, each nonemployee director automatically receives a nonstatutory option to purchase 40,000 shares of the Company's Common

Stock on the date upon which such person first becomes a director (the "Initial Grant"). In addition, each nonemployee director who remains in continuous status as a nonemployee director is automatically granted a nonstatutory option (the "Annual Grant") to purchase 10,000 shares of Common Stock on the first day of each fiscal year, 6,000 shares of which are pursuant to the Director Option Plan and 4,000 of which are pursuant to the Incentive Stock Option Plan.

  Options granted under the Director Plan have a term of ten years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Such options are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the director only by such director. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Initial Grant options granted under the Director Plan vest cumulatively at the rate of 1/20th of the shares subject to the option for every three months after the date of grant. Annual Grant options vest at a rate of 1/4th of the shares subject to the option for every three months after the date of grant.

  In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets of like transaction involving the Company immediately prior to occurrence of a change in control, any outstanding each option shall become fully exercisable and vested.

  Unless terminated sooner, the Director Plan will terminate in 2003. The Board has authority to amend or terminate the Director Plan, provided no such action may affect options already granted and such options shall remain in full force and effect. As of the Record Date, options to purchase 415,000 shares of Common Stock at a weighted average exercise price (per share) of approximately $7.06 per share were outstanding and 329,000 shares remained available for future option grants under the Director Plan.

  In addition, on August 14, 1997, the Board approved a grant to the outside directors pursuant to the Option Plan, for the following amounts: Gilbert Williamson 40,000 shares; Robert McClure 40,000 shares; Jean-Francois Heitz 30,000 shares; R. Duff Thompson 25,000 shares; Enzo Torresi 25,000 shares; Ronald Lachman 25,000 shares; and Ninian Eadie 25,000 shares. Such options become exercisable based on such individuals' continued service as directors. An Outside Director may elect to receive cash compensation in lieu of an Annual Grant. Each Outside Director who makes such an election shall receive cash compensation per Board meeting payable at a rate determined by the Board.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors serves as an administrative arm of the Board to make decisions regarding executive compensation and to make recommendations to the Board on compensation matters generally. The following is the report of the Compensation Committee describing compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended September 30, 1997. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

General

  The Compensation Committee is a standing committee comprised of three nonemployee directors. After evaluating management's performance the Compensation Committee recommends compensation and pay levels to the full Board for approval. Stock option grants to executive officers are approved by this committee.

Overview and Policies for 1997

  The goals of the Compensation Committee are to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. The Compensation Committee currently uses salary, bonus and stock options to meet these goals.

  In fiscal 1997, the Compensation Committee reviewed the compensation of the Company's executive officers by evaluating each executive's scope of responsibility, prior experience and salary history, and also took into account the salaries for similar positions at comparable high technology companies. In reviewing the compensation, the Compensation Committee focused on each executive's prior performance with the Company and expected contribution to the Company's future success.

  The Company provides long-term incentives to executive officers through the Option Plan. The purposes of the Option Plan are to attract and retain the best employee talent available and to create a direct link between compensation and the long-term performance of the Company. In general, the Option Plan incorporates four-year vesting periods to encourage employees to remain with the Company. The size of each option grant is based on the recipient's position and tenure with the Company, the recipient's past performance, and the size of previous stock option grants, primarily weighted toward the recipient's position. In fiscal 1997, the Company continued its policy of granting stock options to new employees and granted additional stock options to employees, including executive officers, who had made and were expected to make significant contributions to the Company's development. These stock option grants were based primarily on the scope of the executive officer's responsibilities at the Company and the remuneration to be paid to such officer.

  The compensation for Alok Mohan in fiscal 1997 was approved by the Board of Directors. The Compensation Committee made its recommendation and the Board made its determination of the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers.

  Fiscal Year 1997 Repricing of Options. In June 1997, the Board of Directors of the Company determined that the purposes of the 1994 Incentive Stock Option Plan, were not being adequately achieved with respect to those employees holding options that were exercisable above current market value and that it was essential to the best interest of the Company and the Company's shareholders that the Company retain and motivate such employees. The Board further determined that it would be in the best interest of the Company and the Company's shareholders to provide such optionees the opportunity to exchange their above market value options for options exercisable at current market value. On July 18, 1997, upon approval by the Board of Directors of the Company, the Company offered all current employees with outstanding options the opportunity to exchange such options for new stock options to purchase the same number of shares at an exercise price of $4.875 per share, the fair market value of the Common Stock of the Company on the close of business for the most recent trading day prior to that date. Any holder accepting this offer was required to give up existing vesting on the old option and accept four year vesting commencing July 18, 1997 for the new option.

  The following table sets forth information with respect to the repricing of those options held by the Named Executive Officers of the Company.

                           TEN-YEAR OPTION REPRICING

                                           MARKET
                               NUMBER OF  PRICE OF  EXERCISE
                               SECURITIES STOCK AT  PRICE AT               LENGTH OF
                               UNDERLYING  TIME OF   TIME OF            ORIGINAL OPTION
                                OPTIONS   REPRICING REPRICING   NEW    TERM REMAINING AT
 NAME AND PRINCIPAL   DATE OF   REPRICED     OR        OR     EXERCISE DATE OF REPRICING
      POSITION       REPRICING OR AMENDED AMENDMENT AMENDMENT  PRICE     OR AMENDMENT
 ------------------  --------- ---------- --------- --------- -------- -----------------
Alok Mohan,          07/18/97    60,000    $4.875    $ 10.00  $ 4.875  7 years 4 months
 President and Chief 07/18/97    25,000     4.875      9.625    4.875  7 years 5 months
 Executive Officer   07/18/97   150,000     4.875     9.1875    4.875  7 years 11 months
 and Director        07/18/97   100,000     4.875       9.00    4.875  8 years 2 months
                     07/18/97   165,000     4.875      7.125    4.875  9 years 3 months
                     07/18/97   100,000     4.875     6.3125    4.875  9 years 9 months
Douglas L. Michels,  07/18/97    35,000    $4.875    $11.275  $5.3625  7 years 4 months
 Executive Vice      07/18/97    23,000     4.875       9.00   5.3625  8 years 2 months
 President and Chief 07/18/97    22,701     4.875      7.125   5.3625  9 years 3 months
 Technology Officer  07/18/97     4,010     4.875     9.9000   5.3625  8 years 2 months
 and Director        07/18/97     2,825     4.875     7.8375    4.875  8 years 2 months
                     07/18/97     7,990     4.875     9.9000   5.3625  9 years 3 months
                     07/18/97     8,474     4.875     7.8375    4.875  9 years 3 months
Edwin Adams,         07/18/97    25,000    $4.875    $ 10.00  $ 4.875  7 years 4 months
 Senior Vice         07/18/97     6,000     4.875       9.00    4.875  8 years 2 months
 President and       07/18/97    19,000     4.875       9.00    4.875  8 years 2 months
 General Manager,    07/18/97    55,000     4.875      7.125    4.875  9 years 3 months
 The Americas        07/18/97    40,000     4.875       6.25    4.875  9 years 9 months
Steven M. Sabbath,   07/18/97     2,500    $4.875    $ 6.625  $ 4.875  6 years 5 months
 Vice President, Law 07/18/97    15,500     4.875      10.00    4.875  7 years 4 months
 & Corporate Affairs 07/18/97    16,000     4.875       9.00    4.875  8 years 2 months
 and Secretary       07/18/97    34,000     4.875      7.125    4.875  9 years 3 months
                     07/18/97    40,000     4.875       6.25    4.875  9 years 9 months
John H. Moyer,       07/18/97    50,000    $4.875    $6.1875  $ 4.875  8 years 1 month
 Vice President,     07/18/97    10,000     4.875       9.00    4.875  8 years 2 months
 Human Resources     07/18/97     6,000     4.875       9.00    4.875  8 years 2 months
                     07/18/97    34,000     4.875      7.125    4.875  9 years 3 months
                     07/18/97    40,000     4.875       6.25    4.875  9 years 9 months
Scott McGregor,      07/18/97    31,000    $4.875    $ 10.00  $ 4.875  8 years 2 months
 Former Senior Vice  07/18/97    40,000     4.875       6.25    4.875  9 years 9 months
 President, Products


Summary

  The Compensation Committee believes that the Company's compensation have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company's goals. The Company's compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term shareholder value.

                                       MEMBERS OF THE COMPENSATION COMMITTEE:
                                                   RONALD LACHMAN
                                                  R. DUFF THOMPSON
                                                GILBERT P. WILLIAMSON

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Stocks Index for the period commencing May 27, 1993 (the date of the Company's initial public offering) and ending on September 30, 1997 and a second graph comparing the annual percentage change in the cumulative return to the shareholders for the period commencing October 1, 1996 and ending on September 30, 1997. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

  The graph assumes that $100 was invested on May 27, 1993 in the Company's Common Stock and in each index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns. The Company operates on a 52 week fiscal year which ended on September 30, 1997.


        COMPARISON OF CUMULATIVE TOTAL RETURNS FROM 5/27/93 -- 9/30/97

                     [PERFORMANCE GRAPH APPEARS HERE]
                                                                Nasdaq
                                                                Computer
                       The                 Nasdaq               and Data
                       Santa Cruz          Stock Market         Processing
                       Operation, Inc.     (US Companies)       Stocks
                       --------------      --------------       ----------
05/27/93                  100.0               100.0                100.0
09/30/93                   80.8               108.3                 97.6
03/31/94                   43.4               105.8                 99.5
09/30/94                   71.7               109.2                108.4
03/31/95                  111.1               117.7                134.1
09/29/95                   67.6               150.8                173.6
03/29/96                   49.4               159.8                190.0
09/30/96                   53.5               179.0                215.3
03/31/97                   50.5               177.6                207.8
09/30/97                   44.9               245.7                291.5
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.00 on 05/27/93.

        COMPARISON OF CUMULATIVE TOTAL RETURNS FOR FISCAL YEAR 1997

                      [PERFORMANCE GRAPH APPEARS HERE]
                                                              Nasdaq
                                                              Computer
                           The               Nasdaq           and Data
                           Santa Cruz        Stock Market     Processing
                           Operation, Inc.   (US Companies)   Stocks
                           ---------------   --------------   ----------
09/30/96                      100.0             100.0            100.0
12/31/96                      105.7             105.0            104.0
03/31/97                       94.3              99.2             96.5
06/30/97                       53.8             117.4            123.8
09/30/97                       84.0             137.3            135.6
Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.00 on 09/30/96.

CERTAIN TRANSACTIONS

  Microsoft Corporation ("Microsoft") has certain rights under a Stock Purchase Agreement entered into with the Company in May 1989. The Company is required to notify Microsoft of any written notice received by the Company related to a proposal by such person to acquire more than eight percent (8%) of the Company's outstanding Common Stock, any notice under the Hart-Scott-Rodino Act and any statements on Schedule 13D or 14D-1 under the Securities Exchange Act of 1934.

  The Company has several license agreements with Microsoft pursuant to which Microsoft has provided software technology. The Company paid royalties to Microsoft in excess of $3,754,000 for fiscal year 1997.

  The Company has granted certain rights to Novell under an Asset Purchase Agreement entered into with the Company in September 1995. Until such time as Novell, together with its affiliates, ceases to own more than five percent (5%) of the outstanding shares of Common Stock of the Company, the Company is required to include one nominee designated by Novell, reasonably acceptable to the Company, in the slate of nominees recommended by the Company for election as directors of the Company. Novell has chosen Glenn Ricart as its nominee for the Company's Board of Directors. Until the earlier of (i) September 18, 1998;
(ii) Novell ceasing to own more than five percent (5%) of the outstanding shares of Common Stock of the Company; or

(iii) Novell's core products becoming competitive with the Company's core products; (a) the Company must notify Novell of the material terms of any proposed sale or issuance of its capital stock (except issuances pursuant to employee stock plans, repurchases or bona fide business acquisitions) and must allow Novell to purchase additional shares of the Company's Common Stock in order to enable Novell to maintain its voting and ownership rights and (b) in the event that the Company's Board of Directors has approved an intention to merge with, sell shares representing fifty percent (50%) or more of the voting power of the Company, or substantially all of its assets to any of the following companies: Sun Microsystems, Microsoft, Hewlett-Packard, IBM, Digital Equipment Corporation, or Fujitsu, Company must provide Novell with the proposed terms of the merger, sale or acquisition. Novell shall have the right to acquire or merge with Company on the same terms, provided that Novell elects to do so within ten (10) days of the notification of said proposed merger, sale or acquisition. In the event that said merger, acquisition or sale occurs before December 6, 1997 involving one of the companies named above, Novell shall have unlimited, royalty-free, perpetual rights to the UNIX and UnixWare7 technology purchased by the Company pursuant to the Agreement. The Company paid royalties to Novell in excess of $402,000 for fiscal year 1997.

  Lawrence Michels and Douglas Michels are partners in Encinal Partnership No. 1 ("EP1"), which leases to the Company certain office premises located in Santa Cruz, California under two leases. The first lease commenced on January 1, 1989 and has a ten-year term, with two options for the Company to renew for five-year periods. The lease covers approximately 56,230 square feet of building space at a current cost of approximately $87,631 per month, subject to an annual adjustment upward based on the Consumer Price Index. The second lease commenced on July 1, 1991 and has a seven-year term, with two options to renew for five-year periods. The second lease covers approximately 26,055 square feet of building space at a current cost of approximately $34,388 per month, subject to an annual adjustment based on the Consumer Price Index.

  The third partner in EP1 is Wave Crest Development, Inc. ("Wave Crest"). Wave Crest leases to the Company 61,500 square feet of office space in Santa Cruz. From time to time, Lawrence Michels and Douglas Michels engage in real estate transactions with Wave Crest and its president.

  The Company believes that the transactions described above were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any director or executive officer are subject to approval by a majority of the disinterested members of the Board of Directors.

  In May 1994 and August 1997, respectively, the Board of Directors of the Company approved two loan guaranties through Bank of the West on behalf of Edwin Adams, each for an aggregate principal amount of up to $100,000. The loans are collateralized with Certificates of Deposit in the amount of $115,000 by the Company. The collateral was released on one of the loans in November 1997, and the other loan has a balance owing of $35,000. In addition, in January 1995, the Board also approved a loan guaranty to Bank of the West on behalf of Scott McGregor for an aggregate amount of up to $850,000. This loan is secured by a deposit of $850,000 by the Company into an interest-bearing certificate of deposit and has a term of fifteen (15) years. This loan must be refinanced by June 1, 1998, one (1) year from the date of his termination from the Company.

  The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by California law.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that all
Section 16 filing requirements applicable to its officer, directors and ten percent shareholders during the fiscal year ended September 30, 1997 were complied with.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: January 16, 1998

SCO, The Santa Cruz Operation, the SCO logo, and UnixWare are trademarks or registered trademarks of The Santa Cruz Operation, Inc. in the USA and other countries. UNIX is a registered trademark of The Open Group in the United States and other countries.
(C) 1998 The Santa Cruz Operation, Inc. All Rights Reserved.

                           [LOGO OF RECYCLED PAPER]
                                                                  SKU#1187-PS-98

                                  DETACH HERE

                                     PROXY

                        THE SANTA CRUZ OPERATION, INC.

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                               FEBRUARY 17, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of THE SANTA CRUZ OPERATION, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated January 16, 1998, and hereby appoints Alok Mohan and Steven M. Sabbath, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of THE SANTA CRUZ OPERATION, INC. to be held on February 17, 1998 at 3:00 p.m., local time, at the Cocoanut Grove Banquet and Conference Center, located at 400 Beach Street, Santa Cruz California 95060, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.


CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SEE REVERSE SIDE


--------------------------------------------------------------------------------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE


THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO THE 1994 INCENTIVE STOCK OPTION PLAN, FOR THE AMENDMENT TO THE 1993 DIRECTOR OPTION PLAN, FOR THE AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

NOMINEES: NINIAN ENDIE, JEAN-FRANCOIS HEITZ, RONALD LACHMAN, ROBERT M. MCCLURE, DOUGLAS L. MICHELS, ALOK MOHAN, R. DUFF THOMPSON, GLENN RICART AND GILBERT P. WILLIAMSON.

                              FOR       WITHHELD

                              [_]          [_]

[_] _____________________________________________
      For all nominees except as noted above.

2. To approve an amendment to the Company's 1994    FOR    AGAINST    ABSTAIN
   Incentive Stock Option Plan (the "Option Plan")  [_]      [_]        [_]
   to increase the number of shares reserved for issuance under the Option Plan by 2,000,000 shares.

3. To approve an amendment to the Company's 1993    FOR    AGAINST    ABSTAIN
   Director Option Plan (the "Director Plan") to    [_]      [_]        [_]
   increase the number of shares reserved for issuance under the Director Plan by 200,000 shares.

4. To approve an amendment to the Company's 1993    FOR    AGAINST    ABSTAIN
   Employee Stock Purchase Plan (the "Purchase      [_]      [_]        [_]
   Plan") to increase the number of shares
   reserved for issuance under the Purchase Plan by 750,000.

5. To ratify the appointment of Coopers & Lybrand   FOR    AGAINST    ABSTAIN
   L.L.P. as independent public accountants of the  [_]      [_]        [_]
   Company for the fiscal year ending September 30, 1998.

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

  MARK HERE        [_]                              MARK HERE        [_]
 FOR ADDRESS                                       IF YOU PLAN
 CHANGE AND                                         TO ATTEND
 NOTE AT LEFT                                      THE MEETING



Signature                 Date          Signature                  Date
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